CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated November 28, 2011, on the financial statements of RiverPark Funds Trust, comprising RiverPark Large Growth Fund, RiverPark/Wedgewood Fund, RiverPark Small Cap Growth Fund and RiverPark Short Term High Yield Fund, as of September 30, 2011 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to RiverPark Funds Trust’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
January 26, 2012